Exhibit 99.1

            First Busey Closes $15 Million Trust Preferred Offering

    URBANA, Ill., May 4 /PRNewswire-FirstCall/ -- First Busey Corporation (Nasdaq: BUSE) on April 30, 2004 received $15 million in proceeds as part of a pooled Trust Preferred program. Keefe Bruyette & Woods Inc. and FTN Financial Capital Markets served as placement agents in the offering. Howe Barnes Investments, Inc. acted as a financial advisor on the transaction.

    The proceeds, which are expected to qualify as Tier 1 Capital for regulatory purposes, will be used to partially fund a pending acquisition by First Busey.

    First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has eighteen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and a loan production office in Ft. Myers, Florida. Total assets of Busey Bank were $1.4 billion as of March 31, 2004. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two banking centers located in Cape Coral, Florida. Total assets of Busey Bank Florida were
$117 million as of March 31, 2004. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com .

    Busey Investment Group is a wholly owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately
$1.25 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $600 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.

SOURCE  First Busey Corporation
    -0-                             05/04/2004
    /CONTACT: Barbara J. Kuhl, President, of First Busey Corporation, +1-217-365-4513/
    /Web site:  http://www.busey.com /
    (BUSE)

CO:  First Busey Corporation
ST:  Illinois
IN:  FIN
SU:  OFR